Execution Version

SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT (“Agreement”) is dated as of January 13, 2025, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 13, 2025, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company and may issue shares of beneficial interest, no par value per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto (the “Portfolio(s)”), and the Subadviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. Duties of the Subadviser. The Adviser hereby engages the services of the Subadviser in furtherance of the Advisory Agreement with the Trust. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser, as agent and attorney-in-fact of the Trust, may, when it deems appropriate and without prior consultation with the Adviser, (a) buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities including money market instruments, whether the issuer is organized in the United States or outside the United States, (b) place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Subadviser may select and (c) purchase, sell, exchange or convert foreign currency in the spot or forward markets as necessary to facilitate transactions in international securities for the Portfolio(s). In addition, the custodian shall provide the Subadviser with daily reports regarding the cash levels in the Portfolio. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust’s current prospectus and statement of additional information (together, the “Registration Statement”); and (b) applicable laws and regulations.

The Subadviser represents and warrants to the Adviser that the Subadviser will manage each Portfolio in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments. Without limiting the foregoing, the Subadviser represents and warrants that it will manage each Portfolio in compliance with (a) the applicable provisions of Subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (“Subchapter M”) (“the Code”) for each Portfolio to be treated as a “regulated investment company” under Subchapter M; (b) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code; (c) the provisions of the Act and rules adopted thereunder; (d) applicable state insurance laws solely to the extent that the Adviser has informed the Subadviser of such requirements; (e) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust’s current Registration Statement as most recently provided by the Adviser to the Subadviser; and (f) the policies and procedures as adopted by the Trustees of the Trust. The Subadviser shall furnish information to the Adviser, as reasonably requested, for purposes of the Trust’s compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

The Subadviser further represents and warrants that solely to the extent that any statements or omissions made in any Registration Statement for the variable annuity contracts which offer the Portfolio(s) or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will not contain any untrue statement of a material fact regarding the Subadviser or omit to state any material fact regarding the Subadviser required to be stated therein or necessary to make the statements therein not misleading.

The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolio(s) or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investment companies that are under common control with the Trust, concerning transactions of the Portfolio(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.

Notwithstanding any other provision to the contrary, the Subadviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders’ questions about a Portfolio or its investments or strategies; (b) provision of legal, accounting or tax advice with respect to a Portfolio or its investments by the Subadviser’s in-house legal, accounting or tax departments; (c) providing employees of the Subadviser to serve as officers of a Portfolio; or (d) providing a Portfolio’s Chief Compliance Officer and associated staff.

The Subadviser may delegate portfolio management and administrative duties to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, the Subadviser will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC. In all cases, the Subadviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

The Adviser acknowledges and agrees that the Subadviser will utilize the services of Research Affiliates, LLC (“Research Affiliates”) in managing the SA PIMCO RAE International Value Portfolio, including by using model portfolios provided by Research Affiliates. Any management fees charged by Research Affiliates will be paid by Subadviser and not by the Trust or SA PIMCO RAE International Value Portfolio.

For the avoidance of doubt, the Adviser acknowledges and agrees that, with respect to the SA PIMCO RAE International Value Portfolio, the authorities and rights granted to the Subadviser in Sections 1 and 2 of this Agreement are also granted to Research Affiliates as delegated by the Subadviser. The Subadviser shall remain liable as if services provided by Research Affiliates were provided directly by the Subadviser.

2. Portfolio Transactions. (a) The Subadviser is responsible for decisions to buy or sell securities and other investments for the assets of each Portfolio, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchants’ rates. Subadviser is authorized on behalf of each Portfolio to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the investment guidelines and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. Upon the reasonable request of the Adviser, the Subadviser will provide copies of any such agreements or other documents to the Adviser. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

(b) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements or other types of master agreements, and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Portfolio(s), as outlined in the Registration Statement for the Portfolio(s), the Adviser hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement, including, but not limited to, executing as agent, on behalf of the Portfolio(s), master and related agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Portfolio(s), such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, and any give-up agreements or similar execution agreements. The Subadviser also is hereby authorized to instruct a Portfolio’s custodian with respect to any collateral management activities in connection with any transactions permitted hereunder and to enter into standard industry protocol arrangements (including those published by ISDA). The Subadviser is also authorized to provide evidence of its authority to enter into such master and related agreements, including by delivering a copy of this provision. The Adviser acknowledges and understands that the Portfolio(s) will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes and agrees to provide the Subadviser with tax information, governing documents, legal opinions and other information concerning the Portfolio(s) as may be reasonably necessary to complete such agreements and other documentation. The Subadviser shall provide the Adviser with copies of the applicable agreements and documentation promptly upon reasonable written request and upon executing a separate confidentiality agreement and provided that such agreements and documents may be redacted by the Subadviser to protect the confidentiality of other clients and/or trade secrets. The Subadviser is hereby authorized to reveal the Trust and the Portfolio’s identity and address or such other information related to the Portfolio or the Trust as the Subadviser deems necessary (including tax information or documents) to any financial intermediary through which or with which financial instruments are traded or cleared, to trading counterparties, to trade repositories, regulatory authorities or such other third parties as may be necessary or desirable to effect the transactions and investments contemplated herein or as may be required by law or market practice.

The authority shall include, without limitation the authority on behalf of and in the name of the Portfolio(s) to execute: (i) documentation relating to private placements, loans and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments (and the agreements and documents related thereto); and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

The Subadviser is authorized to terminate all such master and related agreements and other documentation with respect to a Portfolio when it determines it is in the best interest of the Portfolio to do so, and it is authorized to exercise all default and other rights of the Portfolio against the other party(ies) to such agreements in accordance with its fiduciary duties and the best interest of the Portfolio. Upon termination of this Agreement, the Subadviser agrees to remove the Portfolio(s) as parties to such agreements and to consult with the Adviser regarding close-out, novation or continuation of positions under the agreements and retention of accounts or transfer of such accounts, which the Adviser shall determine in its sole discretion. If instructed by the Adviser to do so, the Subadviser shall close out open positions and transfer financial instruments in accordance with the Adviser’s instructions.

(c) The Subadviser will not file class action claim forms on behalf of the Portfolio(s) in any class actions involving securities or issuers of securities held in, or formerly held in, the Portfolio(s).

(d) Subject to the Prospectus, the Subadviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

(e) The Adviser represents, warrants and covenants that:

(i) to the Adviser’s knowledge, the assets in the Portfolio(s) deposited by the Subadviser to meet the margin or collateral requirements of the Portfolio(s) with respect to investments made in accordance with the Prospectus, are free from liens and charges that prevent the Subadviser from giving a first priority lien or charge on such assets, subject to governing bankruptcy or insolvency laws, solely to the extent such margin or collateral is necessary for the Subadviser to comply with federal law or the Subadviser’s legally enforceable obligations under a written agreement governing the investment made on behalf of the Portfolio(s);

(ii) the Adviser shall provide the Subadviser, in a manner and with such frequency as is mutually agreed upon by the Parties, with a list of (i) each “government entity” (as defined in Rule 206(4)-5 under the Advisers Act), invested in the Portfolio(s) where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Portfolio(s) or its transfer agent; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Portfolio(s) as an option to be offered by such 529 Plan.

3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

4. Other Services. At the request of the Trust or the Adviser, the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services in order to facilitate meetings or other similar functions. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at such amounts as negotiated by the Adviser and Subadviser.

5. Reports. The Trust, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

7. Proxy Voting. Subject to the prior approval by the Board of Trustees of the Trust and upon thirty (30) days’ written notice to the Subadviser (or such lesser or longer notice as is acceptable to the Subadviser), the Adviser reserves the right to delegate to the Subadviser responsibility for exercising voting rights for all or a specified portion of the securities held by a Portfolio. To the extent so delegated, the Subadviser will exercise voting rights with respect to securities held by a Portfolio in accordance with the Subadviser’s written proxy voting policies and procedures, subject to such reasonable reporting and other requirements as shall be established by the Adviser in consultation with the Subadviser. To the extent the Adviser retains the responsibility for voting proxies, the Subadviser agrees to provide input on certain proxy voting matters or proposals as may be reasonably requested by the Adviser.

8. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser are maintained on behalf of the Trust.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

9. Reference to the Subadviser. Neither the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

10. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors/trustees, member, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, members, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser’s rendering of services under this Agreement.

(b) The Subadviser agrees to indemnify and hold harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and/or the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such directors/trustees, officers or controlling person may become subject under the Act, the Securities Act of 1933 (the “1933 Act”), under other statutes, common law or otherwise, which arise from the Subadviser’s disabling conduct, including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

11. Permissible Interests. Trustees and agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors/trustees, partners, officers, or shareholders, or otherwise; directors/trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

12. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 60 days’ written notice to the Adviser and the Trust. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

16. Personal Liability. The Declaration of the Trust establishing the Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property,” as defined in the Declaration, only shall be liable.

17. Separate Series. Pursuant to the provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

18. Confidentiality. (a) Each party will receive and hold any records or other information obtained pursuant to this Agreement (“confidential information”) in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of a Portfolio’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Portfolio; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Portfolio; provided, further, however, this covenant shall not apply to information which: (i) has been made publicly available by the other party or is otherwise in the public domain through no fault of the disclosing party; (ii) is within the legitimate possession of the disclosing party prior to its disclosure by such party and without any obligation of confidence; (iii) is lawfully received by the disclosing party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; (iv) is independently developed by the disclosing party through persons who have not had access to, or knowledge of, the confidential information; or (v) is approved in writing for disclosure by the other party prior to its disclosure.

(b) Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 18.

(c) To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(d) Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is: (i) required by any law or regulation; (ii) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any stock exchange or self-regulatory organization); or (iii) necessary in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process); provided, however, to the extent permitted by law, regulation or regulatory requirement, such party shall promptly notify the other party of the pending disclosure in writing and cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes related to the action, investigation or proceeding).

(e) For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers), affiliates or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 18 are in addition to the terms of any other agreements between the parties or their affiliates.

(f) The parties agree that, notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolio(s) and may include such total return in the calculation of composite performance information.

19. Representations and Agreements of the Adviser. The Adviser represents, warrants and covenants that:

(i)

Each Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Subadviser if a Portfolio ceases to be a QIB; and

(ii)

Each Portfolio is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), the Adviser will promptly notify the Subadviser if a Portfolio ceases to be a QEP, and the Adviser hereby consents to each Portfolio being treated as an “exempt account” under CFTC Rule 4.7.

20. Delivery of Part 2 of Form ADV. The Adviser acknowledges it has received, at least 48 hours prior to the execution of this Agreement, a copy of Part 2 of the Subadviser’s Form ADV, as amended.

21. Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

The Adviser consents to the delivery of a Portfolio’s account statements, reports and other communications related to the services provided under this Agreement (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Account Communications as hard copies via facsimile, mail or other means. The Adviser confirms that it has provided the Subadviser with at least one valid electronic mail address where Account Communications can be sent. The Adviser acknowledges that the Subadviser reserves the right to distribute certain Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Adviser may withdraw consent to electronic delivery at any time by giving the Subadviser notice pursuant this Section.

Subadviser:	Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Fax: 949-720-6403
Attention: General Counsel
Email address: IMANotices@pimco.com
Cc: Paul Lucas, Senior Vice President
Email address: paul.lucas@pimco.com
Cc: Tom Nguyen, Senior Vice President
Email address: tom.nguyen@pimco.com

Adviser:	SunAmerica Asset Management, LLC
30 Hudson Street, 16th Floor
Jersey City, NJ 07302
Attention: General Counsel
Email address: SaamcoLegal@corebridgefinancial.com

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Robert O. Young
Name: Robert O. Young
Title: Managing Director

[Signature page to SAST PIMCO Subadvisory Agreement]

SCHEDULE A

Effective January 13, 2025

Portfolio(s)	Annual Rate (as a percentage of the daily net assets the Subadviser manages in the Portfolio)

SA PIMCO Global Bond Opportunities Portfolio	[Omitted]

SA PIMCO RAE International Value Portfolio	[Omitted]

SA PIMCO VCP Tactical Balanced Portfolio	[Omitted]